Exhibit 4.60

English Translation

Contract No.: Jiang Ning Nong Xin Bao Zi [2008-01-034-1]

GUARANTEE CONTRACT

DEBTOR: CEEG (NANJING) PV-TECH CO., LTD.

GUARANTOR: CHINA ELECTRICAL EQUIPMENT GROUP CO., LTD.

CREDITOR: NANJING JIANGNING DISTRICT RURAL CREDIT COOPERATIVE,

JINBO COOPERATIVE

NANJING JIANGNING DISTRICT RURAL CREDIT COOPERATIVE

JANUARY 24, 2008

GUARANTEE CONTRACT

Jiang Ning Nong Xin Bao Zi [2008-01-034-1]

Debtor (Full Name): CEEG (Nanjing) PV-Tech Co., Ltd.

Creditor (Full Name): Nanjing Jiangning District Rural Credit Cooperative, Jinbo Cooperative

Guarantor (Full Name): China Electrical Equipment Group Co., Ltd.

In order to secure the full performance of the Loan Contract (No. 2008-01-034, hereinafter referred to as “Main Contract”) signed by the CEEG (Nanjing) PV-Tech Co., Ltd. (hereinafter referred to as “Debtor”) and Nanjing Jiangning District Rural Credit Cooperative, Jinbo Cooperative (hereinafter referred to as “Creditor”), China Electrical Equipment Group Co., Ltd. (hereinafter referred to as “Guarantor”) has received, read and understood the Main Contract, and hereby agrees to provide the suretyship for the debt between the Debtor and the Creditor under the Main Contract. This Contract is entered into by and among all parties in accordance with the Contract Law, Guaranty Law of the People’s Republic of China and other relevant laws and regulations, through the negotiation among all parties, with the terms and conditions as follows:

ARTICLE 1 CATEGORY AND AMOUNT OF THE PRINCIPAL CREDITOR’S RIGHT SECURED

The principal creditor’s right to be secured hereunder is a short-term loan, and the amount of principal (currency and in word) is RMB Fifteen Million Yuan Only.

ARTICLE 2 SCOPE OF GUARANTEE

The scope of guarantee hereunder includes the principal of the debt under the Main Contract, interest, overdue interest, penalty interest, compound interests, service charges, liquidated damages, damages and costs of enforcing the creditor’s rights, including but not limited to legal costs, costs of enforcement, costs for preservation, costs of identification, attorney fees and traveling costs, as well as other costs and expenses incurred from enforcement of the creditor’s rights.

ARTICLE 3 FORM OF GUARANTEE

The guarantee under this Contract is a guarantee with joint and several liability. If more than one guarantor are involved in the guarantee under this Contract, the joint and several liability shall be jointly shared by the guarantors concerned.

ARTICLE 4 TERM OF GUARANTEE

4.1. The term of guarantee shall be two years beginning from the maturity date of Debtor’s repayment obligation under the Main Contract.

4.2. For the bill acceptance, deduction and exemption guarantee, the term of guarantee shall be two years beginning from the date of advance by the Creditor.

4.3. For acceptance of commercial discount draft, the term of guarantee shall be two years beginning from the expiry date of the commercial draft.

4.4. If the Creditor and the Debtor have reached an agreement on the extension of the term of performance of the indebtedness under the Main Contract, the Guarantor shall continue to undertake the guarantee obligation. The term of guarantee shall be two years beginning from the termination of the extended term of performance of the indebtedness as specified in the said agreement.

4.5. In case of a circumstance as regulated in the relevant laws or regulations or specified in the Main Contract which leads the Creditor to declare pre-maturity of the indebtedness under the Main Contract, the term of guarantee shall be two years beginning from the date of pre-maturity of the indebtedness as demanded by the Creditor.

ARTICLE 5 UNDERTAKINGS OF THE GUARANTOR

5.1 The Guarantor will provide true, complete and valid financial statements and other relevant materials and information, and agree that the Creditor may inspect and supervise over its production, business operation and financial activities.

5.2 The Guarantor will provide the Creditor with the information regarding the any other debt assumed by the Guarantor and/or the particulars regarding such debt.

5.3 When providing the guarantee hereunder, the Guarantor is not subject to any action or arbitration proceeding.

5.4 The Guarantor shall supervise the Debtor to the Main Contract to use the loan for the purpose as specified in Main Contract, and repay the principal and interest in accordance with the Main Contract. The validity of this Contract will not be affected by the fact that the Debtor fails to use the loan for the purpose as specified in Main Contract.

5.5 Should the Guarantor fail to perform its guarantee obligation according to this Contract, the Creditor is entitled to directly deduct the relevant amount from any account of the Guarantor.

5.6 Upon occurrence of any of the following events, the Guarantor shall send a written notice to the Creditor within fifteen days:

5.6.1 A change in the subordinate relation and staffing of the senior management, amendment to the Articles of Association or an adjustment to the corporate structure.

5.6.2	Cessation of production, going out of business, cancellation of registration or revocation of business license.

5.6.3 Deterioration of financial situation, serious difficulties in production and business, or being involved in a major litigation or arbitration.

5.6.4 A change in name, address, legal representative or means of contact.

5.6.5	Any circumstance that may adversely affect the enforcement of the Creditor’s right by the Creditor.

5.7. If the Guarantor intends to take any of the following actions, he shall apply a fifteen-day written notice in advance for a written consent from the Creditor:

5.7.1 The Guarantor changes its corporate structure or management, including but not limited to contracting, leasing, reform of stockholding system, joint operation, merger, acquisition, divestiture, joint venture, asset transfer, application for suspension of business for regulatory measures, application for dissolution and application for bankruptcy.

5.7.2 The Guarantor provides guarantee for the indebtedness of a third party or utilizes his major asset as a mortgage or pledge guarantee for his own or a third party’s debt.

5.8 If the Debtor provides collateral as a guarantee to secure his indebtedness, the Guarantor shall continue to undertake his guarantee obligations over all the indebtedness undertaken as before the collateral comes into effect.

5.9 If the Creditor transfers the principal creditor’s rights to any third party according to the law during the guarantee term, the Guarantor shall continue to be bound by the guarantee obligations within the guarantee scope and term as specified herein.

ARTICLE 6 EFFECT OF THE GUARANTEE CONTRACT

This Contract is independent from the Main Contract, and invalidity of the Main Contract will not affect the validity of this Contract. In that case, the Guarantor shall still perform its obligations and assume the joint and several liabilities hereunder within the scope of guarantee as specified in Article 2 hereof.

The guarantee of joint and several liabilities hereunder is irrevocable, and the effectiveness and validity of this Contract will not be affected by execution of any legal document or any other contract by the Guarantor and any other third party lender. During the term of guarantee, the Guarantor may not terminate this Contract by whatever reason.

ARTICLE 7 LIABILITIES FOR BREACH OF CONTRACT

7.1 Upon effectiveness of this Contract, the Creditor and the Guarantor shall perform their own obligations hereunder. If either party hereto fails to perform its obligations hereunder, it shall assume the liabilities for breach of contract accordingly and indemnify the other party against all losses and damages resulting therefrom.

7.2 Should the Guarantor violate any provision hereof and refuses to perform its obligation of guarantee hereunder, the Lender may report it to the relevant authority and make an announcement on the public announcement.

ARTICLE 8 DISPUTE SETTLEMENT

Any dispute arising from or in connection with performance of this Contract shall be settled by both parties through friendly negotiations, or through the 1st option listed below:

8.1 Action: to file an action before the people’s court where the Creditor located;

8.2 Arbitration: to submit the dispute to                                          for arbitration (full name of the arbitration institution) according to the arbitration rules of the said arbitration institution)

During the course of dispute, the parties concerned shall continue to perform the terms of this Contract that are not involved in the dispute.

ARTICLE 9 MISCELLANEOUS

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ARTICLE 10 EFFECTIVENESS

This Contract shall come into effect upon the date this Contract is signed or sealed by the parties hereto.

Invalidity of the Main Contract will not affect the validity of this Contract, and the Guarantor shall still perform its obligations and assume the liabilities hereunder within the scope of guarantee as specified in Article 2 hereof.

ARTICLE 11 All notices sent by the Creditor to the Guarantor in connection with this Main Contract shall be delivered to the mailing address as indicated in this Contract. Should the Guarantor change its mailing address, it shall timely send a written notice to the Creditor; otherwise, the notice sent by the Creditor to the address before such change shall be deemed as duly delivered after a reasonable period.

ARTICLE 12 This Contract shall be executed in three original copies, one for each party hereto with the same legal effect.

ARTICLE 13 SPECIAL STATEMENT

The Creditor has furnished the Guarantor with a complete and accurate understanding of all the printed provisions of this Contract and has made, upon the request of the Guarantor, corresponding explanations over the relevant provisions under this Contract. Both parties to this Contract have reached an agreed understanding of the meanings and implications of this Contract.

Creditor: Nanjing Jiangning District Rural Credit Cooperative, Jinbo Cooperative (Seal)

Principal:	/s/

or Responsible Person:	/s/

Guarantor: China Electrical Equipment Group Co., Ltd. (Corporate Seal)

Legal Representative (Principal): Lu Tingxiu (Seal)

or Authorized Representative:

ID No.:

Mailing Address:

Tel:

Date:

Signed at: Nanjing Jiangning District Rural Credit Cooperative, Jinbo Cooperative